Exhibit (a)(5)(K)

CENTERPULSE
   Implanting trust                                   Centerpulse Ltd
                                                      Andreasstrasse 15
                                                      CH-8050 Zurich

                                                      Tel +41 (0) 1 306 96 96
                                                      Fax +41 (0) 1 306 96 97
                                                      www.centerpulse.com
                                                      -------------------



CENTERPULSE BOARD RECOMMENDATION OF ZIMMER
OFFER UNCONDITIONAL

Zurich, August 21, 2003 - Centerpulse notes that Zimmer Holdings, Inc. announced that its stockholders approved the issuance of new shares necessary to complete its exchange offer for Centerpulse Ltd. Zimmer said that approximately 98% of the shares represented at its special meeting were voted in favor of the proposal. The Centerpulse Board's recommendation of the Zimmer offer is now unconditional and the Board report is being sent to shareholders.

Zimmer also announced that in order to ensure that Zimmer's minimum tender condition of 66-2/3% is satisfied as of the expiration date of Zimmer's offer, which is currently scheduled to be August 27, 2003, Centerpulse shareholders who wish to tender their shares into Zimmer's offer must tender their shares by the August 27 expiration date.

Max Link, Chairman and CEO of Centerpulse, said "We are pleased the Zimmer shareholders voted so strongly in favor of the transaction, and look forward to a successful integration of our two fine organizations."


Centerpulse's subsidiaries develop, produce, and distribute medical implants and biological materials for orthopedic, spinal and dental markets worldwide. The product array includes artificial joints, dental implants, spinal implants and instrumentation.


SAFE HARBOR STATEMENTS UNDER THE U.S. PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This release may contain forward-looking statements including, but not limited to, projections of future performance and regulatory approvals, subject to risks and uncertainties. These statements are subject to change based on known risks detailed from time to time in the Company's Securities and Exchange Commission filings and other known and unknown risks and various other factors, which could cause the actual results or performance to differ materially from the statements made herein.

MEDIA RELATIONS:                                      FOR BIDDING PROCESS:
Centerpulse Corporate Communications                  Brunswick
Beatrice Tschanz                                      Steve Lipin
Mobile: +41 (0)79 407 08 78                           Office: +1 212 333 38 10
Phone:  +41 (0)1 306 96 46                            Mobile: +1 917 853 08 48
Fax:    +41 (0)1 306 96 51
E-Mail: press-relations@centerpulse.com               Simon Holberton
                                                      Office: +44 20 7404 59 59
                                                      Mobile: +44 79 7498 23 47

INVESTOR RELATIONS:
Suha Demokan                                          Marc Ostermann
Mobile:    +41 (0)79 430 81 46                        Mobile:   +41 (0)79 787 92 84
Phone:     +41 (0)1 306 98 25                         Phone:    +41 (0)1 306 98 24
Fax:       +41 (0)1 306 98 31                         Fax:      +41 (0)1 306 98 31
E-Mail:    investor-relations@centerpulse.com         E-Mail:   investor-relations@centerpulse.com
           ----------------------------------                   ----------------------------------


(Swiss Stock Exchange: CEPN; New York Stock Exchange: CEP)

THIS MEDIA RELEASE IS AVAILABLE ON THE INTERNET AT: WWW.CENTERPULSE.COM.
                                                    -------------------

THE 2ND QUARTER 2003 INTERIM REPORT CAN BE DOWNLOADED AT WWW.CENTERPULSE.COM ,,INVESTORS / DOWNLOAD CENTER".